Exhibit 99.01

        BROOKE CORPORATION RELEASES SUBSIDIARY RESULTS FOR DECEMBER 2004

    OVERLAND PARK, Kan., Jan. 20 /PRNewswire-FirstCall/ -- Robert D. Orr, CEO of Brooke Corporation (Amex: BXX), announced selected December results for the Company's franchise and finance subsidiaries.

    Orr announced that the Company's franchise subsidiary, Brooke Franchise Corporation, assisted franchisees and others in the acquisition of businesses in the states of Washington, California, Virginia, Texas, Florida, Colorado, Kansas and Illinois. Orr stated, "As a result of converting business acquisitions into franchises and the start up of new franchises, Brooke Franchise Corporation added fourteen new franchise locations and received approximately $2,600,000 in initial franchise and conversion fees from the addition of these new franchisees."

    To help observers put the December expansion into perspective, Orr noted that a total of twenty-one new franchise locations were added in November resulting in approximately $2,900,000 in initial franchise fees. Five new franchise locations were added in October resulting in over $1,500,000 in initial franchise fees. Fees paid by sister companies are excluded.

    Orr also announced that loan portfolio balances of the Company's finance subsidiary, Brooke Credit Corporation, totaled over $183,000,000 on December 31, 2004, as compared to loan portfolio balances of approximately $179,000,000 on November 30, 2004, and approximately $174,000,000 on October 31, 2004. Portfolio balances exclude loan balances of sister companies.

    Brooke Corporation expects to announce its fourth quarter and fiscal year 2004 consolidated financial results in March 2005.

    About our company ... Brooke Corporation (Amex: BXX) is listed on the American Stock Exchange under the symbol of BXX. Brooke Corporation is a holding company with three primary subsidiaries. Brooke Franchise Corporation is a subsidiary that distributes insurance and financial services through a network of approximately 370 franchise locations. The Brooke organization was founded on the belief that local business owners distribute insurance and financial services more efficiently than others if supported by a franchise system. Brooke Credit Corporation is a subsidiary that originates loans to insurance agencies, financial services practices, funeral homes and other local businesses, including Brooke franchises. Loan portfolio balances totaled over $183,000,000 on December 31, 2004, and have been mostly sold as individual loans to participating lenders or as pooled loans to investors through asset backed securitizations. Brooke Brokerage Corporation is a subsidiary that sells insurance on a wholesale basis primarily through locally owned insurance agencies, including Brooke franchises. Through Bermuda based subsidiaries, underwriting risks are shared by Brooke Brokerage Corporation with insurance companies on selected policies.

    Email Distribution ... If you would like to receive electronic press release information then please visit the "Investor Relations" section of our website at http://www.brookecorp.com and subscribe to our "Email Alerts" on- line.

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    This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the Company's products and services, impact of competitive products and pricing, dependence on third party suppliers and their pricing, ability to meet product demand, exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, the dependence on intellectual property rights, and the effectiveness of internal controls. Investors are directed to the Company's most recent annual and quarterly reports, which are available from the Company without charge or at http://www.sec.gov , for a more complete description of the Company's business.

SOURCE  Brooke Corporation
    -0-                             01/20/2005
    /CONTACT: Anita Larson of Brooke Corporation, larsa@brookecorp.com or +1-913-661-0123/
    /Web site:  http://www.brookecorp.com /